Exhibit 99.1

Contact:
Media	Investors
Whirlpool Corporate Communications	Larry Venturelli, 269/923-4678
269-923-7405	Larry.Venturelli@whirlpool.com

WHIRLPOOL CORPORATION COMPLETES ACQUISITION OF MAYTAG CORPORATION

BENTON HARBOR, Mich. —  March 31, 2006— Whirlpool Corporation (NYSE: WHR) today completed its acquisition of Maytag Corporation. The combined enterprise will immediately begin the integration process.

“The addition of the Maytag, Jenn-Air, Amana and other brands, and the people who support those brands, will allow Whirlpool to more fully deploy our innovation capability across a wide assortment of high-quality products and services,” said Jeff M. Fettig, Whirlpool’s chairman and CEO. “The combined companies will create substantial benefits for consumers, trade customers and shareholders through continued development of innovative products, improved quality and service, and cost efficiencies.”

Under the terms of the agreement between the two companies, former stockholders of Maytag Corporation are entitled to receive $10.50 in cash and 0.1193 of a share of Whirlpool common stock for each share of Maytag common stock held, or a total of approximately $848 million in cash and approximately 9.6 million shares of Whirlpool common stock. The aggregate transaction value, including approximately $0.9 billion of Maytag debt, is $2.6 billion.

Moving forward, Whirlpool management will lead the combined company, which is headquartered in Benton Harbor, Mich. Whirlpool plans to release its first quarter earnings on April 25. The company plans to provide more detailed information about its Maytag plans in approximately 60 days.

EDITOR’S NOTE:  B-Roll available via Pathfire. On the left-hand panel of Pathfire, double click on News Broadcast Network, story #NBN24367.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations as to the closing of the proposed merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 15% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including the outcome of Whirlpool’s previously-announced investigation of a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters, including possible effects of recent U.S. hurricanes, or terrorist activities; and (15) risks associated with operations outside the U.S. Additional information concerning these factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K for its fiscal year ended December 31, 2005.